Press Release

FOR IMMEDIATE RELEASE

Contact: Sandra Novick
Director of Marketing
(631)537-1001, ext. 263

BRIDGE BANCORP, INC. ANNOUNCES QUARTERLY AND SPECIAL DIVIDENDS

(Bridgehampton, NY — December 16, 2003) Bridge Bancorp, Inc. (the “Company”) (NASDAQ/OTCBB:BDGE), the holding company for The Bridgehampton National Bank, on December 15, 2003 announced the declaration of a quarterly dividend of $0.23 per share. On a quarterly and year to date basis, dividends declared per share have increased 43.8% and 27.9%, respectively, over last year. The dividend represents a 15.0% increase over the prior quarter.

In addition to the regular dividend, the Company has declared a special dividend of $0.40 per share. Thomas J. Tobin, President and Chief Executive Officer, commented on the special dividend, “While our Company enjoyed a steady increase in assets over the past few years, strong earnings growth outpaced asset growth. In addition, opportunities to buy back shares under our announced stock repurchase program were not available during 2003. As a result, despite steady increases in quarterly dividends, our capital levels remain higher than projected. This special, unscheduled dividend will bring capital to an appropriate level, sufficient to support planned expansion and growth.”

Both dividends will be payable on January 20, 2004 to shareholders of record as of December 31, 2003. Continuing a trend of uninterrupted dividends, shares of Bridge Bancorp, Inc. continue to provide a competitive dividend yield.

Founded in 1910, Bridgehampton National Bank is the oldest independent commercial bank headquartered on the South Fork of Long Island. The Bank operates retail branches in Bridgehampton, East Hampton, Greenport, Hampton Bays, Mattituck, Montauk, Peconic Landing in Greenport, Sag Harbor, Southampton, Southampton Village and Southold.

The Bridgehampton National Bank, which is locally directed and managed, maintains a policy of community involvement through programs and initiatives that enhance the environment and quality of life on eastern Long Island. The Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing Lender and Equal Opportunity Employer.

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact the Company’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.

_________________